Exhibit 99.1

For Immediate Release

Andrew J. Perlman, M.D., Ph.D., Joins ISTA Pharmaceuticals

Board of Directors

IRVINE, CA – April 28, 2006 – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) announced today that Andrew J. Perlman, M.D., Ph.D., has joined its Board of Directors. Dr. Perlman has over 18 years of industry experience in clinical research, business development and financing activities. Most recently, he co-founded and serves as Chief Executive Officer of Innate Immune Inc., a company focused on discovery and development of therapeutics for asthma and autoimmune diseases.

“We look forward to benefiting from Andy Perlman’s counsel and his extensive clinical and business development experience,” said Richard C. Williams, Chairman of the Board for the Company. “Andy is a seasoned executive in the industry, and his experience will serve ISTA well as we expand our current product programs and pursue additional business development opportunities to enhance our ophthalmology franchise.”

Prior to founding Innate Immune, Dr. Perlman served more than 10 years in senior management positions at Tularik, Inc., most recently as Executive Vice President. At Tularik, Dr. Perlman participated in the execution of many financings including two successful public offerings, raising over $400 million. In addition, he was instrumental in transitioning Tularik into a company with multiple products in the clinic. In addition he served as Chief Executive Officer of Affymax, Inc., a clinical-stage biopharmaceutical company.

Previously, Dr. Perlman held multiple senior clinical development positions at Genentech, Inc., where he was responsible for designing, implementing and analyzing clinical trials and filing New Drug Applications (NDAs) for U.S. FDA marketing approval. Earlier in his career, Dr. Perlman served as Assistant Professor of Medicine in the Department of Medicine at Stanford University, where he conducted research on the genetic regulation of blood pressure and authored many scientific articles and chapters in medical texts.

Dr. Perlman is a member of the Board of Directors of IntegriGen, Inc., a privately-held early stage biotechnology company. He received his M.D. and Ph.D. degrees from New York University in 1975.

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Dr, Perlman’s appointment fills a vacancy on ISTA’s nine member Board of Directors. Dr. Perlman meets Nasdaq independence standards and will serve as a member of the Nominating and Corporate Governance Committee of ISTA’s Board of Directors.

About ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims, except as expressly required by law, any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, such risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2005.

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CONTACT:

ISTA Pharmaceuticals	Burns McClellan (for ISTA)
Vince Anido	Lisa Burns (investors)
(949)788-5311	Laura Siino (investors)
vanido@istavision.com	lsiino@burnsmc.com
or	or
Lauren Silvernail	Justin Jackson
(949) 788-5302	jjackson@burnsmc.com
lsilvernail@istavision.com	Jason Farber
jfarber@burnsmc.com
(212) 213-0006